Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Shell Company Report on Form 20-F (the “Report”).

On February 28, 2026, Bleichroeder Acquisition Corp. II (“Bleichroeder” or “Parent”), a special purpose acquisition company, Bleichroeder Acquisition France Merger Sub 2 (“Merger Sub”), a wholly-owned subsidiary of Bleichroeder, and Pasqal Holding SAS (“Legacy Pasqal”) entered into an agreement and plan of merger (the “Business Combination Agreement”). The Business Combination Agreement provides that, among other things and subject to the terms and conditions therein, (i) the merger of Bleichroeder with and into Merger Sub effecting the Reincorporation Merger, with Merger Sub continuing as the surviving entity of the Reincorporation Merger as the “Bleichroeder Surviving Corporation” (such transaction, the “Reincorporation Merger”); (ii) as promptly as practicable after the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act (the “Reincorporation Merger Effective Time”), the merger of Legacy Pasqal with and into Bleichroeder Surviving Corporation by way of a merger of absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code effecting the Merger, with Bleichroeder Surviving Corporation continuing as the surviving company and changing its name to “Pasqal Holding SA” (the “Merger”); and (iii) the listing of the Ordinary Shares and the Warrants for trading on The Nasdaq Stock Market LLC (“Nasdaq”). Bleichroeder Surviving Corporation following the consummation of the Merger is referred to herein as the “Company” or “New Pasqal” and the Reincorporation Merger and the Merger are collectively referred to herein as the “Business Combination.” The Business Combination closed on August 27, 2026 (the “Closing”).

In connection with the Business Combination Agreement, on February 28, 2026, Pasqal SAS effected an internal reorganization (the “Pasqal Reorganization”), pursuant to which Pasqal SAS and its subsidiaries became the wholly-owned subsidiary of Legacy Pasqal. Following the consummation of the Pasqal Reorganization, Legacy Pasqal owns 100% of the share capital of Pasqal SAS and its subsidiaries. Pasqal SAS and Legacy Pasqal are collectively referred to herein as “Legacy Pasqal”. See Note 1 for further details.

During January and February 2026, Legacy Pasqal executed a shareholders’ agreement with certain new and existing investors for the issuance of 499,769 Series C shares of Legacy Pasqal (“Legacy Pasqal Series C Shares”) at a price of €139.54 per share for total gross proceeds of €69.7 million (the “Series C Financing”). See Note 3, Series C Financing for further details.

During the period from April 2025 to December 2025, Legacy Pasqal entered into subscription agreements with certain new and existing investors for the purchase of redeemable bonds (the “Redeemable Bonds”) for aggregate proceeds of €68.3 million. On March 2, 2026, the Redeemable Bonds were redeemed for 682,448 Legacy Pasqal Series C Shares in connection with the Series C Financing. See Note 3, Redeemable Bonds for further details.

In connection with the Business Combination, Bleichroeder and Merger Sub entered into a securities purchase agreement, dated as of March 4, 2026 and as amended on May 23, 2026, with certain investors providing for the issuance of $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares (the “Senior Unsecured Convertible Bonds”) and receive warrants to subscribe up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share (each, an “Investment Warrants”), for an aggregate purchase price of $250.0 million, reflecting a 20% original issue discount in a private placement (such investment, the “March 2026 Financing”). Substantially concurrently with the Closing, the Company consummated the March 2026 Financing, pursuant to which the Company issued $312.5 million aggregate principal amount of Senior Unsecured Convertible Bonds, initially convertible into 26,041,667 Ordinary Shares at an initial conversion price of $12.00 per Ordinary Share, together with 32,552,083 Investment Warrants exercisable at $12.00 per Ordinary Share. See Note 1, March 2026 Financing for further details.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Bleichroeder and Legacy Pasqal as of December 31, 2025, after giving effect to the transactions, including the Business Combination, the Pasqal Reorganization, the subsequent financing events related to the Series C Financing, redemption of the Redeemable Bonds and other subsequent financing events (collectively, presented as “Pasqal Financing Transaction Adjustments”), the March 2026 Financing and related adjustments described in the accompanying notes (together, the “Transactions”). The unaudited pro forma condensed combined balance sheet as of December 31, 2025 reflects adjustments that depict the accounting for the Transactions as if they had been consummated on December 31, 2025 (the “Balance Sheet Pro Forma Transaction Accounting Adjustments”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical results of Bleichroeder and Legacy Pasqal for this period and depicts the accounting for the Transactions as if they had occurred on January 1, 2025, which is the beginning of the earliest period presented (“Statements of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statements of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments”.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial information;

●	the historical audited consolidated financial statements of Pasqal SAS for the year ended December 31, 2025, and the related notes included elsewhere in the proxy statement/prospectus, incorporated herein by reference;

●	the historical audited financial statements of Bleichroeder for the period from August 27, 2025 (Inception) through December 31, 2025, and the related notes included elsewhere in the proxy statement/prospectus, incorporated herein by reference;

●	the historical audited balance sheet of Bleichroeder as of January 9, 2026, and the related notes filed on Form 8-K on January 9, 2026;

●	the Business Combination Agreement incorporated by reference into the proxy statement/prospectus, incorporated herein by reference; and

●	the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bleichroeder,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Pasqal,” and other financial information relating to Bleichroeder and Legacy Pasqal included elsewhere in the proxy statement/prospectus, incorporated herein by reference.

The historical audited consolidated financial statements of Legacy Pasqal have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and presented in euros. The historical audited financial statements of Bleichroeder have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and presented in U.S. dollars. The historical financial information of Bleichroeder has been translated into euros and adjusted to give effect to the differences between U.S. GAAP and IFRS, for the purposes of the unaudited pro forma condensed combined financial information. Refer to Note 5 for further information.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available and reflect assumptions and methodologies that management believes are reasonable under the circumstances. Actual amounts ultimately recognized may differ from these estimates as a result of the completion of additional analyses and valuation procedures.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

(In thousands, except share and per share amounts)

	Bleichroeder									Legacy Pasqal

	Historical (US GAAP)	IPO Adjustments (Note 2)		As Adjusted (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)		Pro Forma Adjustments		As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)		As Adjusted (IFRS)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Assets
Non-current assets
Goodwill	€-	€-		€-	€-		€-		€-	€19,676	€-		€19,676	€-		€19,676
Other intangible assets	-	-		-	-		-		-	17,451	-		17,451	-		17,451
Property, plant and equipment, net	-	-		-	-		-		-	28,119	-		28,119	-		28,119
Right-of-use assets	-	-		-	-		-		-	8,978	-		8,978	-		8,978
Deposits	-	-		-	-		-		-	8,421	-		8,421	-		8,421
Government grant receivables	-	-		-	-		-		-	1,198	-		1,198	-		1,198
Deferred offering costs	184	(184)	2(c)	-	-		-		-	-	-		-	-		-
Total non-current assets	184	(184)		-	-		-		-	83,844	-		83,844	-		83,844

Current assets
Inventories, net	-	-		-	-		-		-	11,309	-		11,309	-		11,309
Trade receivables	-	-		-	-		-		-	5,608	-		5,608	-		5,608
Government grant receivables - current	-	-		-	-		-		-	8,181	-		8,181	-		8,181
Tax receivables	-	-		-	-		-		-	3,111	-		3,111	-		3,111
Other current assets	-	-		-	4	5(c)	-		4	2,010	-		2,010	-		2,014
Prepaid expenses	4	-		4	(4)	5(c)	-		-	-	-		-	-		-
Cash and cash equivalents	-	(289)	2(c)	1,777	-		18,282	8(d)	11,380	73,762	69,738	3(a)	143,634	212,820	8(j)	343,758
		2,277	2(d)				(983)	8(f)			134	3(d)		(24,076)	8(k)
		(211)	2(f)				(7,696)	8(g)

Cash held in Trust Account	-	244,744	2(a)	244,744	-		(226,462)	8(c)	-	-	-		-	-		-
		6,597	2(b)				(18,282)	8(d)
		(4,320)	2(c)
		(2,277)	2(d)
Total current assets	4	246,521		246,525	-		(216,859)		11,384	103,980	69,872		173,852	188,744		373,980

Total assets	€188	€246,337		€246,525	€-		€(216,859)		€11,384	€187,824	€69,872		€257,696	€188,744		€457,824

Equity
Legacy Pasqal
Share capital	€-	€-		€-	€-		€-		€-	€715	€50	3(a)	€880	€(880)	8(h)	€-
											68	3(c)
											35	3(d)
											12	3(e)
Share premium	-	-		-	-		-		-	70,158	69,688	3(a)	249,933	(248,650)	8(h)	-
											95,161	3(c)		(1,283)	8(k)
											99	3(d)
											14,827	3(e)
Accumulated deficit	-	-		-	-		-		-	(32,533)	-		(32,533)	32,533	8(h)	-
Other reserves	-	-		-	-		-		-	49,601	(14,839)	3(e)	63,509	(63,509)	8(h)	-
											28,747	3(f)
Loss for the year	-	-		-	-		-		-	(92,355)	7,049	3(b)	(114,053)	137,053	8(h)	-
											(28,747)	3(f)		(23,000)	8(k)

Bleichroeder
Class A ordinary shares	-	-		-	-		-	8(e)	-	-	-		-			-
Class B ordinary shares	1	-		1	-		-		1	-	-		-	(1)	8(i)	-
Additional paid-in capital	20	2,872	2(a)	-	-		1,330	8(b)	29,057	-	-		-	(29,057)	8(i)	-
		6,597	2(b)				18,282	8(f)
		(192)	2(c)				9,445	8(f)
		(9,297)	2(e)
Accumulated deficit	(53)	(8,595)	2(e)	(8,648)	(9,469)	5(b)	(15,025)	8(a)	(42,168)	-	-		-	42,168	8(i)	-
							(1,330)	8(b)
							(7,696)	8(g)

New Pasqal
Share capital	-	-		-	-		-		-	-	-		-	246	8(i)	4,246
														4,000	8(h)
Share premium	-	-		-	-		-		-	-	-		-	245,530	8(h)	347,741
														(13,356)	8(i)
														115,567	8(i)
Accumulated deficit	-	-		-	-		-		-	-	-		-	(32,533)	8(h)	(32,533)
Other reserves	-	-		-	-		-		-	-	-		-	63,509	8(h)	63,509
Loss for the year	-	-		-	-		-		-	-	-		-	(137,053)	8(h)	(418,089)
														(115,567)	8(i)
														(165,469)	8(j)
Total shareholders’ equity (deficit)	(32)	(8,615)		(8,647)	(9,469)		5,006		(13,110)	(4,415)	172,150		167,735	(189,752)		(35,127)

Class A ordinary shares subject to possible redemption	-	241,872	2(a)	244,744	(244,744)	5(a)	-		-	-	-		-	-		-
		(15,020)	2(c)
		17,892	2(e)

Liabilities
Non-current liabilities
Borrowings	-	-		-	-		-		-	7,640	-		7,640	278,529	8(j)	286,169
Lease liabilities	-	-		-	-		-		-	9,627	-		9,627	-		9,627
Employee benefit liabilities	-	-		-	-		-		-	11,051	-		11,051	-		11,051
Deferred tax liabilities	-	-		-	-		-		-	366	-		366	-		366
Deferred income from government grants	-	-		-	-		-		-	9,484	-		9,484	-		9,484
Deferred underwriting fee	-	10,428	2(c)	10,428	-		(10,428)	8(f)	-	-	-		-	-		-
Warrant liabilities	-	-		-	9,469	5(b)	15,025	8(a)	24,494	-	-		-	99,760	8(j)	124,254
Ordinary shares subject to possible redemption	-	-		-	244,744	5(a)	(226,462)	8(c)	-	-	-		-	-		-
							(18,282)	8(e)
Total non-current liabilities	-	10,428		10,428	254,213		(221,865)		24,494	38,168	-		38,168	378,289		440,951

Current liabilities
Borrowings	-	-		-	-		-		-	105,164	(7,049)	3(b)	2,886	-		2,886
											(95,229)	3(c)
Lease liabilities	-	-		-	-		-		-	524	-		524	-		524
Provisions	-	-		-	-		-		-	356	-		356	-		356
Trade and other payables	-	-		-	-		-		-	9,556	-		9,556	207	8(k)	9,763
Contract liabilities	-	-		-	-		-		-	22,977	-		22,977	-		22,977
Deferred income from government grants	-	-		-	-		-		-	7,409	-		7,409	-		7,409
Other current liabilities	-	-		-	-		-		-	8,084	-		8,084	-		8,084
Accrued offering costs	9	(9)	2(c)	-	-		-		-	-	-		-	-		-
Promissory note - related party	211	(211)	2(f)	-	-		-		-	-	-		-	-		-
Total current liabilities	220	(220)		-	-		-		-	154,070	(102,278)		51,792	207		51,999
Total liabilities	220	10,208		10,428	254,213		(221,865)		24,494	192,238	(102,278)		89,960	378,496		492,950
Total shareholders’ equity (deficit) and liabilities	€188	€246,337		€246,525	€-		€(216,859)		€11,384	€187,824	€69,872		€257,696	€188,744		€457,824

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(In thousands, except share and per share amounts)

	Bleichroeder						Legacy Pasqal
	Historical (US GAAP)	IFRS Adjustments and Reclassifications (Note 5)		Pro Forma Adjustments		As Adjusted (IFRS)	Historical (IFRS)	Pasqal Financing Transaction Adjustments (Note 3)		As Adjusted (IFRS)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Revenue	€-	€-		€-		€-	€16,468	€-		€16,468	€-		€16,468
Government grant income	-	-		-		-	7,211	-		7,211	-		7,211
Other operating income	-	-		-		-	1,907	-		1,907	-		1,907
Purchases of material	-	-		-		-	(5,057)	-		(5,057)	-		(5,057)
Changes in inventory	-	-		-		-	(3,335)	-		(3,335)	-		(3,335)
Employee salaries and benefit expenses	-	-		(1,330)	9(a)	(1,330)	(38,671)	(28,747)	3(i)	(67,418)	-		(68,748)
Professional services and other services	-	-		-		-	(19,641)	-		(19,641)	(23,000)	9(b)	(42,641)
Depreciation and amortization	-	-		-		-	(8,667)	-		(8,667)	-		(8,667)
Other operating expenses	-	(54)	5(d)	-		(54)	(711)	-		(711)	(115,567)	9(c)	(116,332)
Formation and general and administrative costs	(54)	54	5(d)	-		-	-	-		-	-		-
Operating loss	(54)	-		(1,330)		(1,384)	(50,496)	(28,747)		(79,243)	(138,567)		(219,194)

Change in fair value of financial instruments at FVTPL	-	-		-		-	(34,931)	34,931	3(g)	7,049	(27,640)	9(d)	(20,591)
								7,049	3(h)
Finance income	-	-		-		-	1,574	-		1,574	-		1,574
Interest expense	-	-		-		-	(3,871)	-		(3,871)	-		(3,871)
Other financial expense	-	-		-		-	(4,539)	-		(4,539)	(165,469)	9(e)	(170,008)
Loss before tax	(54)	-		(1,330)		(1,384)	(92,263)	13,233		(79,030)	(331,676)		(412,090)
Income tax (expense) benefit	-	-		-		-	(93)	-		(93)	-		(93)
Loss for the year	€(54)	€-		€(1,330)		€(1,384)	€(92,355)	€13,233		€(79,123)	€(331,676)		€(412,183)
Weighted average ordinary shares outstanding - basic and diluted	8,333,333						6,929,134						212,293,691	9(f)
Net loss per ordinary share - basic and diluted	€(0.01)						€(13.33)						€(1.94)	9(f)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transactions

On February 28, 2026, Bleichroeder, Merger Sub and Legacy Pasqal entered into the Business Combination Agreement, pursuant to which, among other things: (i) in connection with the Reincorporation Merger, Bleichroeder merged with and into Merger Sub, with Merger Sub being the surviving entity as the “Bleichroeder Surviving Corporation”; (ii) as promptly as practicable after the Reincorporation Merger Effective Time and in accordance with applicable French laws, Legacy Pasqal merged with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving entity. The Business Combination closed on August 27, 2026.

In connection with the Business Combination Agreement, on February 28, 2026, Pasqal SAS effected the Pasqal Reorganization, resulting in Legacy Pasqal owning 100% of the share capital of Pasqal SAS and its subsidiaries. The following was effected in connection with the Pasqal Reorganization:

●	Immediately prior to the Pasqal Reorganization, all outstanding options to purchase ordinary shares of Pasqal SAS were converted to options to purchase ordinary shares of Legacy Pasqal (“Legacy Pasqal Options”), pursuant to an assignment, assumption and amendment agreement entered into with the respective holders on February 28, 2026.

●	Upon consummation of the Pasqal Reorganization on February 28, 2026, the outstanding Series A ordinary shares, Series B ordinary shares, Series C ordinary shares, Series Seed ordinary shares and ordinary shares of Pasqal SAS were converted on a one-for-one basis into Class A ordinary shares, Class B ordinary shares, Class C ordinary shares, Class Seed ordinary shares and ordinary shares of Legacy Pasqal (collectively, the “Legacy Pasqal Ordinary Shares”).

●	Upon consummation of the Pasqal Reorganization, the outstanding BSPCEs of Pasqal SAS, which are equity warrants governed by French law, to the extent unexercised, were converted into BSPCEs of Legacy Pasqal (“Legacy Pasqal BSPCEs”). See Note 3 for additional information.

●	The existing SAR agreements were amended by way of an addendum such that the shares underlying the SARs became Legacy Pasqal Ordinary Shares.

Unless the context otherwise requires, references to “Legacy Pasqal” in these unaudited pro forma condensed combined financial statements represent Pasqal SAS and its subsidiaries as reorganized pursuant to the Pasqal Reorganization and reflect the post-reorganization structure as if it had been in place for the periods presented. The Pasqal Reorganization did not materially affect the underlying financial position or results of operations and resulted primarily in Legacy Pasqal becoming the parent entity of Pasqal SAS and its subsidiaries. Accordingly, no pro forma adjustments related to the Pasqal Reorganization are required.

In connection with the Reincorporation Merger, the following was effected:

●	Immediately prior to the date that the Reincorporation Plan of Merger was registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger and the Cayman Companies Act (the “Reincorporation Merger Effective Time”), (i) each Bleichroeder unit issued and outstanding as of such time (see Note 2) automatically detached and the holder thereof was deemed to hold one Class A ordinary share of Bleichroeder (“Bleichroeder Class A Ordinary Share”) and one third of one Bleichroeder Warrant, and ceased separate existence and trading (the “Unit Separation”).

●	At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each issued and outstanding (i) Bleichroeder Class A Ordinary Share, including each Bleichroeder Class A Ordinary Share held as a result of the Unit Separation, and excluding (x) any shares in respect of which dissenters’ rights have been validly exercised, (y) any shares held directly or indirectly in the treasury of Bleichroeder or any Bleichroeder Class A Ordinary Share held by any direct or indirect wholly owned subsidiary of Bleichroeder (the “Treasury Shares”), and any (z) Bleichroeder Class A Ordinary Share held by a holder who has validly exercised its redemption rights (“Redeeming Shares” or “Bleichroeder public shares”), and (ii) each Bleichroeder Class B Ordinary Share (collectively “Bleichroeder Ordinary Shares”) were cancelled and automatically converted into one ordinary share of Bleichroeder Surviving Corporation (“Bleichroeder Surviving Corporation Ordinary Share”).

●	At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each issued and outstanding Bleichroeder Warrant (as defined in Note 2), including those held as a result of the Unit Separation, ceased separate existence and trading and was converted into a warrant to purchase one Bleichroeder Surviving Corporation Ordinary Share (“Bleichroeder New Pasqal Warrant”).

●	At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each Bleichroeder Ordinary Share subject to possible redemption issued and outstanding of which the holder thereof had exercised their redemption right to a pro-rata share of the funds in the trust account of Bleichroeder (the “Trust Account”), automatically cancelled and ceased to exist and represented only the right to be paid a pro rata share of the Trust Account.

●	At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each Treasury Share was canceled and extinguished without any conversion thereof or payment therefor.

●	At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each issued and outstanding ordinary share, par value €10 per share, of Merger Sub was cancelled and no consideration shall be delivered.

Upon closing of the Merger (the “Merger Effective Time” or “Closing”):

●	Each issued and outstanding (i) “Class Seed” Pasqal Ordinary Share, par value €0.10 per share, of Legacy Pasqal, (ii) common ordinary share, par value €0.10 per share, of Legacy Pasqal, (iii) “Class A” ordinary share, €0.10 per share, of Legacy Pasqal, (iv) “Class B” ordinary share, €0.10 per share, of Legacy Pasqal, and (v) “Class C” ordinary share, €0.10 per share, of Legacy Pasqal, was exchanged for shares of New Pasqal, based on using the Exchange Ratio.

●	Each issued and outstanding equity warrant governed by French law (bons de souscription de parts de créateur d’entreprise) of Legacy Pasqal (“Pasqal BSPCE”) was assumed by New Pasqal and granted the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable to reflect the Exchange Ratio, on the same terms and conditions as were applicable to the Company BSPCE as of immediately prior to the Merger Effective Time (including vesting, exercise period and expiration date), except as otherwise provided by the French Merger Agreement or as required by applicable law.

Following the Merger, the separate corporate existence of Legacy Pasqal ceased and Bleichroeder Surviving Corporation continued as New Pasqal. The Bleichroeder Surviving Corporation Ordinary Shares and the Bleichroeder New Pasqal Warrants outstanding at the Merger Effective Time remained outstanding as “New Pasqal Ordinary Shares” and “New Pasqal Warrants”. After the Closing, the par value of the New Pasqal Ordinary Shares was to €0.02 per share.

Related events that impact the unaudited pro forma condensed combined financial information are discussed in further detail below:

March 2026 Financing

In connection with the Business Combination, Bleichroeder and Merger Sub entered into a securities purchase agreement, dated as of March 4, 2026 and as amended on May 23, 2026, with certain investors pursuant to which such investors have agreed, among other things subject to certain conditions, to subscribe for $312.5 million aggregate principal amount of the Senior Unsecured Convertible Bonds and receive warrants to subscribe up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are convertible. The Senior Unsecured Convertible Bonds were issued at the Closing at an initial exercise price of $12.00 per New Pasqal Ordinary Share, for an aggregate purchase price of $250.0 million, reflecting a 20% original issue discount in a private placement. The Senior Unsecured Convertible Bonds bear interest at a rate of either 10% per annum payable in cash semi-annually or 12% per annum in Payment-in-Kind (“PIK”) and are convertible, at the option of the holder, into New Pasqal Ordinary Shares at a price of $12.00 per share. Based on the initial conversion price, the Senior Unsecured Convertible Bonds are initially convertible into an aggregate of 26,041,667 New Pasqal Ordinary Shares. Following the fifth anniversary of the Closing, the Senior Unsecured Convertible Bonds are redeemable at the option of the holder and may be settled in cash or New Pasqal Ordinary Shares at the election of New Pasqal, pursuant to the terms of the subscription agreements. The Investment Warrants became immediately exercisable for an aggregate of 32,552,083 New Pasqal Ordinary Shares upon issuance and expire five years from the date of the Business Combination. The closing of the March 2026 Financing occurred substantially concurrent with the Closing.

The Senior Unsecured Convertible Bonds and the Investment Warrants are accounted for in accordance with IAS 32 and IFRS 9. The Senior Unsecured Convertible Bonds require settlement through the delivery of a variable number of the New Pasqal’s own equity instruments and do not meet the criteria for equity classification. Accordingly, the host convertible bond is qualified for and classified as a financial liability in accordance with IAS 32 and is designated as a financial liability measured at fair value through profit or loss (“FVTPL”), with transaction costs expensed as incurred, if any. The Investment Warrants are freestanding instruments that do not meet the fixed-for-fixed criterion for equity classification and are classified as derivative financial liabilities measured at FVTPL.

At initial recognition, both instruments are measured at their respective fair values. Any difference between the total proceeds received and the aggregate fair value of the Senior Unsecured Convertible Bonds and the Investment Warrants at issuance results in a day-one gain or loss. A day-one gain or loss may be deferred in accordance with IFRS 9 when the fair value measurement includes significant unobservable inputs and recognized in profit or loss over the term of the instruments. However, when the most significant inputs to the fair value measurement become observable, any such day-one gain or loss should be recognized immediately in profit or loss. As the closing of the Business Combination results in the share price of New Pasqal Ordinary Shares, which represents the most significant input to the fair value measurement for both instruments, becoming observable, the day-one loss is recognized immediately in profit or loss. Accordingly, the Senior Unsecured Convertible Bonds and the Investment Warrants are initially recognized at their respective fair values and the related day-one loss is recognized in profit or loss immediately upon the closing of the Business Combination.

The pro forma values of the Senior Unsecured Convertible Bonds and the Investment Warrants are estimated using a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Senior Unsecured Convertible Bonds and the Investment Warrants include the following: (i) New Pasqal Ordinary Share price of $10.00 or €8.51 per share, using an exchange rate of 1.1747 USD per EUR on December 31, 2025; (ii) risk-free rate of 3%; (iii) equity volatility of 40%; (iv) term of 5 years; (v) credit spread of 15.51%; and (vi) implied probability of default of 15.83%. The valuation also assumes cash coupon payments at a rate of 10%, reflecting management’s assessment of the most likely settlement scenario. Based on these assumptions, the Senior Unsecured Convertible Bonds are estimated at approximately 104.7% of par value. The associated Investment Warrants are valued based on a unit price of approximately $3.60 or €3.06 per warrant.

Sponsor-Granted Membership Interests

In November 2025, Bleichroeder Sponsor 2 LLC (the “Sponsor”) granted membership interests which equate to an aggregate of 300,000 Bleichroeder Class B Ordinary Shares (“Founder Shares”) to the Chief Operating Officer of Bleichroeder, 200,000 Founder Shares to the Chief Financial Officer of Bleichroeder and 30,000 Founder Shares to two independent directors of Bleichroeder. The membership interests constitute share-based payment arrangements within the scope of IFRS 2 — Share-based Payment (“IFRS 2”), as they were granted in exchange for services to be rendered by the recipients. The membership interests are subject to a performance condition to provide services during the period from issuance through the completion of a business combination. The total fair value of the membership interests was determined to be $1.6 million or €1.3 million upon issuance. As of December 31, 2025, no compensation expense was recognized in the historical financial statements of Bleichroeder.

2.	Bleichroeder Initial Public Offering and Private Placement

On January 9, 2026, Bleichroeder consummated its initial public offering of 28,750,000 units (the “Public Units”), which included the full exercise by the underwriters of their over-allotment option of 3,750,000 Public Units, at an offering price of $10.00 per Public Unit (the “Bleichroeder IPO”). Each Public Unit consists of one Bleichroeder Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”).

Simultaneously with the closing of the Bleichroeder IPO, Bleichroeder consummated the sale of an aggregate of 7,750,000 private placement warrants (the “Private Warrants,” and collectively with the Public Warrants, the “Bleichroeder Warrants”) at a price of $1.00 per Private Warrant or €0.85, using an exchange rate of 1.1747 USD per EUR on December 31, 2025, for pro forma balance sheet purposes, for gross proceeds of $7.8 million or €6.6 million (the “Bleichroeder Private Placement”). Of the 7,750,000 Private Warrants sold in the Bleichroeder Private Placement, 5,000,000 Private Warrants were purchased by the Sponsor and 2,750,000 Private Warrants were purchased by Bleichroeder’s underwriters.

The adjustments included in the unaudited pro forma condensed combined financial information related to the Bleichroeder IPO and Bleichroeder Private Placement described above are as follows:

a)	To reflect the initial public offering of 28,750,000 Public Units at an offering price of $10.00 per unit on January 9, 2026, for aggregate gross proceeds of $287.5 million or €244.7 million, which was recognized in cash held in Trust Account. Proceeds of $3.4 million or €2.9 million were allocated to the Public Warrants based on their fair value, which was recorded in additional paid-in capital. The remaining proceeds of $284.1 million or €241.8 million were recognized within mezzanine equity as Bleichroeder Class A ordinary shares subject to possible redemption.

b)	To reflect the sale of 7,750,000 Private Warrants at an offering price of $1.00 or €0.85 per unit, for aggregate gross proceeds of $7.8 million or €6.6 million, which was recognized as an increase in cash held in Trust Account and additional paid-in capital.

c)	To reflect the transaction costs incurred in connection with the Bleichroeder IPO of $17.9 million or €15.2 million, which were recognized as (i) a reduction in Bleichroeder Class A ordinary shares subject to possible redemption of $17.6 million or €15.0 million representing transaction costs attributable to the issuance of Bleichroeder Class A ordinary shares, and (ii) a reduction to additional paid-in capital of $0.2 million or €0.2 million, representing transaction costs attributable to the issuance of the Public Warrants. Of the total transaction costs, (i) $12.3 million or €10.4 million were deferred and recognized as deferred underwriting fee liability, (ii) $5.1 million or €4.3 million are settled from the Bleichroeder Private Placement proceeds and recognized as a reduction of the cash held in the Trust account, (iii) $0.3 million or €0.3 million is paid from cash and cash equivalent, (iv) $0.2 million or €0.2 million is derecognized from deferred offering costs and (v) $11 thousand or €9 thousand is derecognized from accrued offering costs.

d)	To reflect the release of excess funds of $2.7 million or €2.3 million from cash held in Trust Account to cash and cash equivalents, representing the remaining proceeds from the Bleichroeder Private Placement after the $5.1 million or €4.3 million cash settlement of transaction costs described in Note 2(c)(ii).

e)	To reflect the remeasurement of the carrying value of Bleichroeder Class A ordinary shares subject to possible redemption to their redemption value as an increase in Bleichroeder Class A ordinary shares subject to possible redemption of $21.0 million or €17.9 million, a reduction of the balance of in additional paid-in capital of $10.9 million or €9.3 million to zero, and an increase in accumulated deficit of $10.1 million or €8.6 million.

f)	To reflect the payment of an unsecured promissory note from the Sponsor of $0.2 million or €0.2 million upon completion of the Bleichroeder IPO as a decrease in cash and cash equivalents and promissory note — related party.

3.	Pasqal Financing Transactions

Series C Financing

During January and February 2026, Legacy Pasqal completed the closing of the Series C Financing, pursuant to which Legacy Pasqal issued 499,769 Legacy Pasqal Series C Shares to certain existing and new investors at a price of €139.54 per share, for aggregate gross proceeds of approximately €69.7 million. The Legacy Pasqal Series C Shares issued in the Series C Financing have the following Ratchet warrants attached (collectively referred to as the “BSA Ratchets”):

●	“BSA Ratchet C” warrants are attached to all Legacy Pasqal Series C Shares and entitle the holder to subscribe, at a nominal value, for additional Legacy Pasqal Series C Shares in the event that Legacy Pasqal issues new shares or other securities that give access to a portion of its share capital based on a per-share price lower than the per-share price in the Series C Financing of €139.54 (a “Qualified Financing Round”). The BSA Ratchet C warrants cease to be exercisable on the date Legacy Pasqal completes a direct or indirect initial public offering, including in connection with the Business Combination.

●	“BSA Ratchet C*” warrants are held by any participant in Series C Financing whose investment was completed or committed prior to December 31, 2025 and entitle the holder to subscribe, at a nominal value, for additional Legacy Pasqal Series C Shares in the event that Legacy Pasqal completes an initial public offering, including through a special purpose acquisition company, under which the pre-money valuation of Legacy Pasqal on a fully-diluted basis is less than $2.0 billion (a “Qualified IPO”). The BSA Ratchet C* warrants cease to be exercisable following a period of sixty days from the notification by Legacy Pasqal of either a Qualified IPO or a direct or indirect initial public offering project (including in connection with the Business Combination) with a pre-money valuation of Legacy Pasqal on a fully diluted basis that is greater than or equal to $2.0 billion.

●	“BSA Ratchet C**” warrants are held by any participant in Series C Financing whose investment was completed or committed prior to December 31, 2025 and entitle the holder to subscribe, at a nominal value, for additional Legacy Pasqal Series C Shares in the event Legacy Pasqal does not sign a business combination agreement with a special purpose acquisition company. Upon execution of the Business Combination Agreement on February 28, 2026, the BSA Ratchet C** warrants expired.

The BSA Ratchet warrants do not meet the definition of an equity instrument and meets the definition of a derivative financial instrument in accordance with IAS 32 — Financial Instruments: Presentation (“IAS 32”) and IFRS 9 — Financial Instruments (“IFRS 9”), with changes in the fair value recognized in profit or loss. The fair value of the BSA Ratchet warrants was determined to be immaterial as of the respective issuance dates and December 31, 2025, as the warrants provide economic benefits only upon the occurrence of specified contingent events. Based on management’s assessment of facts and circumstances existing as of the issuance dates and December 31, 2025, the occurrence of such contingent events was considered remote, resulting in an expected negligible payoff. As a result, the proceeds received from the Series C Financing were allocated entirely to the shares issued.

Additionally, in connection with the Business Combination, the BSA Ratchet C and BSA Ratchet C* warrants, to the extent unexercised, expired in connection with the Closing.

Redeemable Bonds

During the period from April 2025 to December 2025, Legacy Pasqal issued the Redeemable Bonds to certain new and existing investors for aggregate proceeds of €68.3 million, which are reported as borrowings in the consolidated statement of financial position of Legacy Pasqal. The Redeemable Bonds bear interest at a fixed rate of 12% per annum and matured on June 30, 2026. The Redeemable Bonds reflect the characteristics of a compound instrument under IAS 32. As the conversion option does not meet the definition of an equity instrument, it is treated as a derivative instrument measured at fair value in accordance with IFRS 9. Legacy Pasqal elected to measure the entire instrument at FVTPL, without separating the embedded derivative related to the conversion option.

Upon the occurrence of a redemption event as defined in the underlying subscription agreements, Legacy Pasqal redeemed the Redeemable Bonds, together with accrued interest, in consideration for a number of Legacy Pasqal Series C Shares, each of which is attached to a share subscription warrant entitling the holder to subscribe to Legacy Pasqal Series C Shares. The Series C Financing represented a qualified equity financing redemption event that resulted in the redemption of the Redeemable Bonds on March 2, 2026 into 682,448 Legacy Pasqal Series C Shares at the Series C Financing price of €139.54.

Upon conversion, Legacy Pasqal remeasured the fair value of the financial liability associated with the Redeemable Bonds as of the conversion date and derecognized the carrying amount of the liability, with a corresponding increase to equity. Accordingly, Legacy Pasqal recognized a €7.1 million of change in fair value of financial instruments at FVTPL immediately prior to the conversion in the consolidated statement of profit or loss of Legacy Pasqal. As the Series C Ratchet warrants attached to Legacy Pasqal Series C Shares were determined to have a nil fair value at inception, the entire fair value of the Redeemable Bonds at the conversion date was allocated to Legacy Pasqal Series C Shares issued upon conversion.

As of the date of this report, the Redeemable Bonds issued have been fully converted into Legacy Pasqal Series C Shares and no other Redeemable Bonds were issued and outstanding at Closing.

BSPCE Replacement and Issuance

Each issued and outstanding BSPCE of Pasqal SAS, to the extent unexercised, was converted to Legacy Pasqal BSPCE on the same terms and conditions, as were applicable, to the Legacy Pasqal BSPCE (including vesting, exercise period and expiration date), in connection with the Pasqal Reorganization, except as otherwise provided by the French Merger Agreement or as required by applicable law.

Prior to the Closing, and in accordance with the Pasqal SAS Board’s decision and the Legacy Pasqal Board’s decision, certain holders of Pasqal SAS BSPCEs waived the existing 834,641 Pasqal BSCPEs and received 1,439,201 Legacy Pasqal BSCPEs, corresponding to (i) the replacement of 834,641 Pasqal BSCPEs and (ii) the issuance of additional BSPCEs approved by the Pasqal SAS Board’s decision and the Legacy Pasqal Board’s decision and authorized under the Pasqal Holding Shareholder’s Agreement and the Business Combination Agreement. Subsequent to the replacement awards and prior to the Closing, 810 Legacy Pasqal BSPCEs were forfeited, resulting in 1,438,391 Legacy Pasqal BSPCEs outstanding immediately prior to the Closing. The vesting of the replacement Legacy Pasqal BSPCEs considered the vested period of Pasqal SAS BSPCEs. In connection with the replacement, the strike price of the replacement awards was revised to €50.00. As a result, the replacement awards are accounted for as a modification of the original awards under IFRS 2. The incremental fair value of the Legacy Pasqal BSCPEs associated with the modification and the fair value of the approved issuance of additional Legacy Pasqal BSPCEs are reflected as a pro forma adjustment in the unaudited pro forma condensed combined financial information (see Notes 3(f) and 3(i)).

The adjustments included in the unaudited pro forma condensed combined financial information related to the Pasqal Financing Transactions described above are as follows:

Pro Forma Condensed Combined Balance Sheet

a)	To reflect the issuance of 499,769 Legacy Pasqal Series C Shares with attached BSA Ratchets for aggregate proceeds of €69.7 million subsequent to December 31, 2025, pursuant to the Series C Financing. The issued Legacy Pasqal Series C Shares are reflected as an increase in share capital, reflecting the par value of the Legacy Pasqal Series C Shares, with the excess proceeds recorded as an increase in share premium. The BSA Ratchet warrants attached to the Series C Shares were assessed in accordance with applicable IFRS guidance and were determined to have nil fair value as of the issuance date. As a result, the proceeds received from the Series C Financing were allocated entirely to the shares issued. See Note 3, Series C Financing.

b)	To reflect the remeasurement of Legacy Pasqal’s Redeemable Bonds to fair value immediately prior to conversion, resulting in a €7.1 million reduction in the fair value of Legacy Pasqal’s Redeemable Bonds with a corresponding adjustment to loss for the year. Immediately prior to conversion, the Redeemable Bonds had a fair value of €95.2 million from €102.3 million recorded in the historical consolidated statement of financial position of Legacy Pasqal, determined based on the issuance of 682,448 Legacy Pasqal Series C Shares received upon conversion using the Series C Financing price.

c)	To reflect the conversion of the outstanding principal balance of Redeemable Bonds and accrued interest of €95.2 million into 682,448 Legacy Pasqal Series C Shares subsequent to December 31, 2025, upon the completion of the Series C Financing in February 2026, which was considered a qualified equity financing event pursuant to the underlying subscription agreements. The issued Legacy Pasqal Series C Shares are reflected as an increase in share capital, reflecting the par value of the Legacy Pasqal Series C Shares, with the excess proceeds recorded as an increase in share premium. See Note 3, Redeemable Bonds.

d)	To reflect the exercise of 347,885 BSPCE of Legacy Pasqal for aggregated proceeds of €0.1 million subsequent to December 31, 2025. This adjustment was recorded as an increase in Legacy Pasqal’s share capital, at par value, with the excess proceeds recognized as an increase to Legacy Pasqal’s share premium.

e)	To reflect the settlement of contingent consideration in connection with Pasqal SAS’s acquisition of Aeponyx through the issuance of 117,692 Legacy Pasqal Class C ordinary shares to former Aeponyx shareholders prior to the Closing. The contingent consideration was previously recorded in other reserves in Legacy Pasqal’s historical financial statement. Accordingly, the issuance of the shares resulted in a €14.8 million decrease in Legacy Pasqal’s other reserves and a corresponding increase in Legacy Pasqal’s share capital, at par value, with the excess recognized in Legacy Pasqal’s share premium.

f)	To reflect the additional share-based compensation expense arising from (i) the incremental fair value of the Legacy Pasqal BSCPEs associated with the modification and (ii) the approved issuance of additional Legacy Pasqal BSPCE awards prior to the Closing. This adjustment is recorded as an increase to Legacy Pasqal’s loss for the year of €28.7 million with a corresponding increase to other reserves. The fair value of the replacement BSPCEs and newly approved BSPCE awards is estimated utilizing a Monte Carlo simulation model. The significant assumptions used in the valuation include the following: (1) a risk-free rate ranging from 2.7% to 3.1%; (2) expected volatility ranging from 130.1% to 132.8%; (3) the fair value of the underlying ordinary share of €96.16; and (4) an expected term ranging from 3 to 6 years.

Pro Forma Condensed Combined Statement of Operations

g)	To eliminate the change in fair value of the Redeemable Bonds incurred on the Redeemable Bonds reflected in the historical consolidated statement of profit or loss of Legacy Pasqal, assuming that the adjustment described in Note 3(c) was made on January 1, 2025.

h)	To reflect the remeasurement of Legacy Pasqal’s Redeemable Bonds to fair value immediately prior to conversion, assuming the conversion described in Note 3(b) occurred on January 1, 2025. The remeasurement resulted in a €7.1 million change in the fair value of Legacy Pasqal’s Redeemable Bonds.

i)	To reflect the increase in share-based compensation expenses related to the modification of Legacy Pasqal BSPCE awards and the approved issuance of additional Legacy Pasqal BSPCE awards assuming that the adjustment described in Note 3(f) was made on January 1, 2025.

4.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the transaction accounting adjustments and presents the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management elected not to present Management’s Adjustments and presented only transaction accounting adjustments in the unaudited pro forma condensed combined financial information. The transaction accounting adjustments presented in the unaudited pro forma condensed combined financial information were made to provide relevant information necessary for an understanding of the combined company reflecting the accounting for the Transactions. The unaudited pro forma condensed combined financial information did not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Bleichroeder and Legacy Pasqal did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Management made significant estimates and assumptions in its determination of the transaction accounting adjustments. The transaction accounting adjustments were based on available information and certain assumptions and methodologies that management believed were reasonable under the circumstances. The transaction accounting adjustments, which were described in these notes, reflect management’s current estimates of the accounting effects of the transactions. Actual amounts ultimately recognized may differ from these estimates as a result of additional analyses performed following the completion of the transactions.

The unaudited pro forma condensed combined financial information has been prepared using the actual redemptions for cash of Bleichroeder Ordinary Shares. This presentation reflects the exercise of redemption rights by holders of 26,039,602 Bleichroeder public shares for their pro rata share of the funds in the Trust Account at a redemption price of $10.22 or €8.70 per share, using an exchange rate of 1.1747 U.S. dollars per euro. This gives effect to redemptions of Bleichroeder public shares for an aggregate redemption payment of approximately €226.5 million or $266.0 million.

The following table summarizes the pro forma number of New Pasqal Ordinary Shares outstanding following the consummation of the Transactions, excluding the potential dilutive effect of 17,333,333 outstanding New Pasqal Warrants (comprised of 9,583,333 Public Warrants and 7,750,000 Private Warrants), 32,703,460 New Pasqal BSPCEs and New Pasqal options, 26,041,667 New Pasqal Ordinary Shares issuable upon the conversion of the Senior Unsecured Convertible Bonds, and 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants. The New Pasqal Warrants became exercisable 30 days after the completion of the Business Combination and expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. The Investment Warrants became immediately exercisable upon issuance and expire five years from the date of the Business Combination.

Equity Capitalization Summary Upon Consummation of the Business Combination	Number of Shares Owned	% Ownership
Bleichroeder Sponsor and Bleichroeder’s executive officers and directors(1)	9,583,333	5%
Public shareholders	2,710,398	1%
Legacy Pasqal shareholders	199,999,960	94%
Total New Pasqal Ordinary Shares	212,293,691	100%

(1)	Includes the 530,000 Founder Shares that vested upon completion of the Business Combination. See Note 1, Sponsor-Granted Membership Interests.

Based on that all outstanding New Pasqal Warrants, New Pasqal BSPCEs, New Pasqal options, and New Pasqal Investment Warrants and Senior Unsecured Convertible Bonds issued in connection with the March 2026 Financing were exercisable and exercised following completion of the Business Combination (and each other assumption applicable to the table set forth above remains the same), then the combined voting power of New Pasqal and combined economic interest in New Pasqal is shown below:

Equity Capitalization Summary (fully diluted basis)	Number of Shares Owned	% Ownership
Bleichroeder Sponsor and Bleichroeder’s executive officers and directors(1)	9,583,333	3%
Public shareholders	2,710,398	1%
Legacy Pasqal shareholders(2)	232,703,420	73%
Investors pursuant to the March 2026 Financing	26,041,667	8%
New Pasqal Warrants(3)	17,333,333	5%
New Pasqal Investment Warrants	32,552,083	10%
Total fully diluted New Pasqal Ordinary Shares	320,924,234	100%

(1)	Includes the 530,000 Founder Shares that vested upon completion of the Business Combination. See Note 1, Sponsor-Granted Membership Interests.
(2)	Includes 1,438,391 outstanding Legacy Pasqal BSPCEs and Legacy Pasqal options issued to former Legacy Pasqal shareholders at Closing, which represent an aggregate of 32,703,460 New Pasqal BSPCEs and New Pasqal Options after application of the Exchange Ratio of 22.7361.
(3)	Comprised of 9,583,333 Public Warrants and 7,750,000 Private Warrants.

5.	IFRS Adjustments and Reclassifications

The historical financial information of Bleichroeder as of and for the year ended December 31, 2025 was prepared in accordance with U.S. GAAP and has been adjusted to give effect to the differences between U.S. GAAP and IFRS.

The IFRS adjustments and included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025 are as follows:

a)	To reflect the reclassification of Bleichroeder Class A ordinary shares subject to possible redemption from mezzanine equity under U.S. GAAP to liabilities under IFRS, as the shareholders have the right to require Bleichroeder to redeem their pro rata share of the funds in the Trust Account and Bleichroeder has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

b)	To reflect the reclassification of the $3.4 million or €2.9 million Public Warrants described in Note 2(a) and $7.8 million or €6.6 million Private Warrants described in Note 2(b) from equity classification under U.S. GAAP to liability classification under IFRS, due to both the Public Warrants and Private Warrants having net share settlement provisions that permit settlement in a variable number of shares, which preclude equity classification under IAS 32. As Bleichroeder’s additional paid-in capital was zero, after giving effect to Bleichroeder’s IPO-related entries described Note 2, the resulting IFRS adjustment in equity related to the warrant classification was recorded as an adjustment to accumulated deficit.

c)	To reflect the reclassification adjustments to align Bleichroeder’s historical financial statement balances with the presentation of Legacy Pasqal’s historical financial statements.

The IFRS adjustments and included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 are as follows:

d)	To reflect the reclassification adjustments to align Bleichroeder’s historical financial statement balances with the presentation of Legacy Pasqal’s historical financial statements.

6.	Accounting for the Business Combination

The Business Combination was accounted for as a capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, Bleichroeder is treated as the “acquired” company for financial reporting purposes, and Legacy Pasqal is the accounting “acquirer”. This determination is primarily based on the following:

●	Legacy Pasqal’s existing shareholders hold a majority of the voting power of New Pasqal;

●	Legacy Pasqal is the larger entity in terms of substantive operations and employee base;

●	Legacy Pasqal designates a majority of the members of the board of directors of New Pasqal;

●	Legacy Pasqal’s operations comprise the ongoing operations of New Pasqal; and

●	Legacy Pasqal’s existing senior management comprises all of the senior management of New Pasqal.

Bleichroeder does not meet the definition of a “business” pursuant to IFRS 3 — Business Combinations (“IFRS 3”), and accordingly, for accounting purposes, the Business Combination is accounted for as a capital reorganization within the scope of IFRS 2. The Business Combination is treated as the equivalent of New Pasqal issuing its ordinary shares in exchange for the net assets of Bleichroeder. As a result, the net assets of Bleichroeder is stated at historical cost, with no goodwill or other intangible assets recorded. In accordance with IFRS 2, any excess of the fair value of New Pasqal Ordinary Shares issued to Bleichroeder shareholders over the fair value of the identifiable net assets of Bleichroeder acquired represents compensation for the service of a stock exchange listing and is expensed as incurred.

7.	New Pasqal Ordinary Shares Issued to Legacy Pasqal shareholders upon the Closing of the Business Combination

The New Pasqal Ordinary Shares issued to Legacy Pasqal shareholders at the closing of the Business Combination is determined based on the Exchange Ratio of 22.7361 calculated as of the date of this Report, as follows:

Legacy Pasqal Ordinary Shares outstanding as of December 31, 2025	7,148,772
Legacy Pasqal Ordinary Shares issued subsequent to December 31, 2025 in connection with the Series C Financing	499,769
Legacy Pasqal Ordinary Shares issued upon conversion of the Redeemable Bonds	682,448
Legacy Pasqal Ordinary Shares issued upon subsequent exercise of BSPCEs	347,885
Legacy Pasqal Ordinary Shares issued to former Aeponyx shareholders in connection with Pasqal SAS’s acquisition of Aeponyx	117,692
Total Legacy Pasqal Ordinary Shares outstanding prior to the Closing	8,796,566
Exchange Ratio	22.7361
New Pasqal Ordinary Shares to be issued to Legacy Pasqal shareholders upon Closing	199,999,960

8.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 reflects transaction accounting adjustments that depict the accounting for the Transactions.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Balance Sheet Pro forma Transaction Accounting Adjustments:

Bleichroeder pro forma transaction accounting adjustments:

a)	To reflect the change in fair value of the Public Warrants and Private Warrants of $17.6 million or €15.0 million, based on the market price for the Public Warrants of $1.66 or €1.41 as of August 27, 2026, translated using an exchange rate of 1.1747 USD per EUR, which represents the exchange rate in effect as of the pro forma balance sheet date of December 31, 2025. The resulting adjustment was recorded as an increase in warrant liabilities and accumulated deficit. The fair value of the Private Warrants was determined using the fair value of the Public Warrants as the terms and conditions of the Private Warrants are substantially identical to those of the Public Warrants.

b)	To reflect the accelerated vesting of membership interests that equate to an aggregate of 530,000 Founder Shares to Bleichroeder’s executive officers and directors for their services performed during the period from issuance through the completion of the Business Combination. The accelerated vesting is recorded as an increase in additional paid-in capital and an increase in accumulated deficit of $1.6 million or €1.3 million, representing the grant date fair value of the membership interests subject to a performance condition. See Note 1, Sponsor-Granted Membership Interests.

c)	To reflect that the holders of 26,039,602 Bleichroeder Ordinary Shares subject to possible redemption exercise their redemption rights prior to the consummation of the Business Combination at a redemption price of approximately $10.22 or €8.70 per share, using an exchange rate of 1.1747 USD per EUR on the pro forma balance sheet date of December 31, 2025, resulting in aggregate redemptions of approximately €226.5 million or $266.0 million from the Trust Account, as if such redemption had occurred on December 31, 2025.

d)	To reflect the release of approximately €18.3 million from the cash held in Trust Account to cash upon the completion of the Business Combination, after giving effect to Public Shareholders exercised their redemption rights to have their Bleichroeder Ordinary Shares redeemed for their pro rata share of the Trust Account.

e)	To reflect the reclassification of remaining 2,710,398 Bleichroeder Ordinary Shares subject to possible redemption from a liability to equity upon consummation of the Business Combination and recording the corresponding increase in Bleichroeder Class A ordinary shares at par value with the remaining balances recorded in additional paid-in capital.

f)	To reflect the (i) cash settlement of the €1.0 million deferred underwriting fee incurred during the Bleichroeder IPO that is payable upon completion of the Business Combination and (ii) the derecognition of the €9.4 million deferred underwriting fee liability associated with the portion of the public shares that were redeemed and no longer due or payable. The derecognized deferred underwriting fee liability has been recorded as a corresponding increase in additional paid-in capital. The deferred underwriting fee liability was contingent upon, and calculated as a percentage of the gross proceeds remaining in the Trust Account and payable upon the completion of the Business Combination.

g)	To reflect the transaction costs of approximately €7.7 million, not yet reflected in the historical financial statements, which were incurred by Bleichroeder in connection with the Business Combination, such as advisory, legal and auditor fees. The adjustment is reflected in the unaudited pro forma condensed combined balance sheet as a decrease in cash of €7.7 million to reflect payments made at Closing with a corresponding increase in accumulated deficit.

Business Combination accounting adjustments:

h)	To reflect the conversion of Legacy Pasqal shares into 199,999,960 New Pasqal Ordinary Shares based on the same exchange ratio, which resulted in an increase in New Pasqal share capital at €0.02 par value of €4.0 million, share premium of €245.5 million, accumulated deficit of €32.5 million, other reserves of €63.5 million and loss for the year of €137.1 million. As a result of the conversion, Legacy Pasqal’s equity balances were derecognized, reflecting decreases in share capital of €0.9 million, share premium of €248.7 million, accumulated deficit of €32.5 million, other reserves of €63.5 million and loss for the year of €137.1 million.

i)	To reflect the issuance of New Pasqal Ordinary Shares on a one-for-one basis, pursuant to the Reincorporation Merger in exchange for the net assets of Bleichroeder. 9,583,333 New Pasqal Ordinary Shares were issued and recorded as an increase to New Pasqal share capital at €0.02 par value of €0.2 million and a corresponding reduction New Pasqal’s share premium of €13.4 million in exchange for Bleichroeder’s net assets resulting in the derecognition of Bleichroeder’s equity. The derecognition of Bleichroeder’s equity reflects a €1 thousand decrease in Class B Ordinary Shares, a €29.1 million decrease in additional paid in capital (after giving effect to the adjustments described in Notes 2(a), 2(b), 2(c), 2(e), 8(b), 8(e) and 8(f)) and a €42.2 million decrease in accumulated deficit (after giving effect to the adjustments described in Notes 2(e), 5(b), 8(a), 8(b) and 8(g)).

The excess of the fair value of the New Pasqal Ordinary Shares issued by New Pasqal over the fair value of Bleichroeder identifiable net assets at the date of the Business Combination is recorded as a listing services expense in accordance with IFRS 2. The fair value of the New Pasqal Ordinary Shares is determined based on the market price of Bleichroeder Ordinary Shares of $9.79 or €8.33 per share as of August 27, 2026. The fair value of the New Pasqal Ordinary Shares issued to Bleichroeder shareholders is €102.5 million compared to the fair value of adjusted Bleichroeder identifiable net liabilities at the date of the Business Combination of €13.1 million resulting in a preliminary listing services expense of €115.6 million.

	Shares	Amounts
	(In thousands, except share and per share amounts)
Bleichroeder shareholders
Public shareholders	2,710,398	€22,589
Sponsor	9,583,333	79,868
Total fair value of New Pasqal Ordinary Shares to be issued to Bleichroeder shareholders	12,293,731	€102,457

Adjusted net liabilities of Bleichroeder as of December 31, 2025		(13,110)
IFRS 2 charge for listing services		€115,567

j)	To reflect the issuance and sale of the Senior Unsecured Convertible Bonds and the Investment Warrants in connection with the closing of the Business Combination, for gross cash proceeds of €212.8 million, pursuant to the March 2026 Financing. Upon issuance, the Senior Unsecured Convertible Bonds and the Investment Warrants are measured at their relative fair values and recorded in borrowings of €278.5 million and warrant liabilities of €99.8 million, respectively, in the unaudited condensed combined pro forma balance sheet. Any difference between the total proceeds received and the aggregate fair value of the Senior Unsecured Convertible Bonds and the Investment Warrants at issuance results in a day-one gain or loss, which may be deferred and recognized in profit or loss over the term of the issued instruments on a straight-line basis, or recognized immediately, when the underlying inputs for the fair value measurement become observable. Since the Business Combination results in the share price of New Pasqal Ordinary Shares, which represents the most significant input to fair value measurement for both instruments, being observable, the day-one loss of €165.5 million is recognized immediately in loss for the year, and the Senior Unsecured Convertible Bonds and the Investment Warrants are recognized on the unaudited condensed combined pro forma balance sheet for their respective fair value of €278.5 million and €99.8 million, respectively. See Note 1, March 2026 Financing.

k)	To reflect transaction costs of €24.3 million incurred by Legacy Pasqal in connection with the Business Combination, such as advisory, legal, accounting and auditing fees and other professional fees. As of the pro forma balance sheet date, the €24.3 million transaction costs have been accrued and allocated between newly issued shares and newly listed but previously existing shares. Approximately €1.3 million is allocated to newly issued shares and included as an adjustment to share premium, and approximately €23.0 million is allocated to the newly listed but previously existing shares and included as an adjustment to loss for the year and reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2025.

9.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Statement of Operations Pro forma Transaction Accounting Adjustments:

Bleichroeder pro forma transaction accounting adjustments:

a)	To reflect the compensation expense related to the accelerated vesting of membership interests upon the closing of the Business Combination that equates to an aggregate of 530,000 Founder Shares to Bleichroeder’s executive officers and directors, assuming that the adjustment described in Note 8(b) was made on January 1, 2025.

Business Combination accounting adjustments

b)	To reflect transaction costs incurred by Legacy Pasqal in connection with the Business Combination, such as advisory, legal, accounting and auditing fees and other professional fees, that are allocated to the newly listed but previously existing shares, assuming that the adjustment described in Note 8(k) was made on January 1, 2025.

c)	To reflect the stock exchange listing expense recognized, in accordance with IFRS 2, for the excess of the fair value of New Pasqal Ordinary Shares issued and the fair value of Bleichroeder’s identifiable net assets acquired from the Transactions, assuming that the adjustment described in Note 8(i) was made on January 1, 2025.

d)	To reflect the annual estimated interest expense associated with the March 2026 Financing, assuming the Senior Unsecured Convertible Bonds were issued on January 1, 2025. The interest rate assumed for purposes of preparing the unaudited pro forma condensed combined financial information is using the interest rate of 10% payable in cash on a semi-annual basis, representing the most likely scenario, as the Senior Unsecured Convertible Bonds may be settled in cash or New Pasqal Ordinary Shares at the election of New Pasqal pursuant to the terms of the securities purchase agreement. Assuming an interest rate of 12% per annum in PIK on an annual basis, the pro forma net loss for the year ended December 31, 2025 would be €417.7 million and the pro forma net loss per share of New Pasqal, basic and diluted, would be €1.97.

e)	To reflect the recognition of the day-one loss of €165.5 million arising from the issuance of the Senior Unsecured Convertible Bonds and the Investment Warrants assuming that the adjustment described in Note 8(j) occurred on January 1, 2025.

f)	The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New Pasqal Ordinary Shares outstanding at Closing, as if the Transactions had occurred on January 1, 2025. For periods in which Bleichroeder, Legacy Pasqal, or the combined company reported a net loss, diluted loss per share is the same as basic loss per share, since dilutive potential shares are not assumed to have been issued as their effect would be anti-dilutive. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the period presented.

Pro forma basic and diluted net loss per share is calculated as follows for the year ended December 31, 2025:

Year Ended December 31, 2025
(In thousands, except share and per share amounts)
Numerator:
Pro forma net loss – basic and diluted	€(412,183)

Denominator:
Historical weighted average number of Bleichroeder Ordinary Shares outstanding	8,333,333
Bleichroeder Ordinary Shares no longer subject to forfeiture upon consummation of the Bleichroeder IPO	1,250,000
New Pasqal Ordinary Shares owned by public shareholders that were subject to redemption upon Closing	2,710,398
New Pasqal Ordinary Shares issued to Legacy Pasqal shareholders upon Closing (see Note 7)	199,999,960
Weighted average New Pasqal Ordinary Shares outstanding used in basic and diluted net loss per share	212,293,691
Pro forma net loss per share of New Pasqal – basic and diluted	€(1.94)

The outstanding (i) 32,703,460 New Pasqal BSPCEs and New Pasqal options, (ii) 26,041,667 New Pasqal Ordinary Shares issuable upon the conversion of the Senior Unsecured Convertible Bonds, (iii) 32,552,083 New Pasqal Ordinary Shares issuable upon the exercise of the Investment Warrants, and (iv) 17,333,333 New Pasqal Ordinary Shares issuable upon the exercise of the New Pasqal Warrants (comprised of 9,583,333 Public Warrants and 7,750,000 Private Warrants), have been excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the year ended December 31, 2025, because including them would have been antidilutive.